EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Form S-8 of Digital Ally, Inc. of our report dated March 7, 2016, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP
RSM US LLP
Kansas City, Missouri
May 23, 2016